Filed Pursuant to Rule 433

Registration No. 333-172394

June 12, 2013

PRICING TERM SHEET

Pacific Gas and Electric Company

3.25% Senior Notes due June 15, 2023

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings

(Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$375,000,000

Trade Date:	June 12, 2013

Settlement Date:	June 14, 2013 (T+2)

Maturity Date:	June 15, 2023

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2013

Coupon:	3.25%

Price to Public:	99.493%

Benchmark Treasury:	1.75% due May 15, 2023

Benchmark Treasury

Yield:	2.210%

Spread to Benchmark

Treasury:	+110 basis points

Yield to Maturity:	3.310%

Optional Redemption:	At any time prior to March 15, 2023, Pacific Gas and Electric Company may, at its option, redeem the 3.25% Senior Notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 3.25% Senior Notes to be redeemed; or

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 3.25% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after March 15, 2023, Pacific Gas and Electric Company may redeem the 3.25% Senior Notes, in whole or in part, at 100% of the principal amount of the 3.25% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent debt offering:	4.60% Senior Notes due June 15, 2043

CUSIP / ISIN:	694308 HC4 / US694308HC40

Joint Book-Running

Managers:	Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

Co-Managers:	Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Great Pacific Securities

Kota Global Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322, (ii) Citigroup Global Markets Inc., toll free at 1-800-831-9146, (iii) BNP Paribas Securities Corp., toll free at 1-800-854-5674 and (iv) CastleOak Securities, L.P., toll free at 1-800-955-6332.

PRICING TERM SHEET

Pacific Gas and Electric Company

4.60% Senior Notes due June 15, 2043

Issuer:	Pacific Gas and Electric Company

Anticipated Ratings

(Moody’s/S&P/Fitch):*	A3 / BBB / A-

Principal Amount:	$375,000,000

Trade Date:	June 12, 2013

Settlement Date:	June 14, 2013 (T+2)

Maturity Date:	June 15, 2043

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2013

Coupon:	4.60%

Price to Public:	99.919%

Benchmark Treasury:	3.125% due February 15, 2043

Benchmark Treasury

Yield:	3.355%

Spread to Benchmark

Treasury:	+125 basis points

Yield to Maturity:	4.605%

Optional Redemption:	At any time prior to December 15, 2042, Pacific Gas and Electric Company may, at its option, redeem the 4.60% Senior Notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the 4.60% Senior Notes to be redeemed; or

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the 4.60% Senior Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to the redemption date.

At any time on or after December 15, 2042, Pacific Gas and Electric Company may redeem the 4.60% Senior Notes, in whole or in part, at 100% of the principal amount of the 4.60% Senior Notes being redeemed plus accrued and unpaid interest to the redemption date.

Concurrent debt offering:	3.25% Senior Notes due June 15, 2023

CUSIP / ISIN:	694308 HD2 / US694308HD23

Joint Book-Running

Managers:	Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Citigroup Global Markets Inc.

BNP Paribas Securities Corp.

CastleOak Securities, L.P.

Co-Managers:	Mizuho Securities USA Inc.

U.S. Bancorp Investments, Inc.

The Williams Capital Group, L.P.

Great Pacific Securities

Kota Global Securities Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322, (ii) Citigroup Global Markets Inc., toll free at 1-800-831-9146, (iii) BNP Paribas Securities Corp., toll free at 1-800-854-5674 and (iv) CastleOak Securities, L.P., toll free at 1-800-955-6332.